Exhibit 10.1

PERFORMANCE SHARE AWARD CERTIFICATE

THIS IS TO CERTIFY that KCS Energy, Inc., a Delaware corporation (the “Company”), has offered you (the “Participant”) the opportunity to receive Common Stock of the Company, contingent upon satisfaction of certain performance criteria (“Performance Shares”). If the minimum performance criteria are satisfied at the end of the Performance Period, the Performance Shares will be paid to you in the form of restricted stock (“Bonus Stock”) under the Company’s 2005 Employee and Directors Stock Plan (the “Plan”), as follows:

Name of Participant:

Address of Participant:

Target Number
of Performance Shares:

Performance Period:	January 1, 2006 through December 31, 2008

Offer Grant Date:

Offer Expiration Date:	15 Days after the Offer Grant Date

By your signature and the signature of the Company’s representative below, you and the Company agree to be bound by all of the terms and conditions of the Performance Share Award Agreement, which is attached hereto as Annex I and the Plan (both incorporated herein by this reference as if set forth in full in this document). By executing this Certificate, you hereby irrevocably elect to accept the Performance Share Award rights granted pursuant to this Certificate and the related Performance Share Award Agreement and, contingent on satisfaction of the performance criteria in the Performance Share Award Agreement, to receive some or all of the shares of Bonus Stock of KCS Energy, Inc. designated above subject to the terms and restrictions of the Plan, this Certificate and the Award Agreement.

PARTICIPANT:	KCS ENERGY, INC.

By:
, an individual		James W. Christmas, Chairman and Chief Executive Officer

Dated:	Dated:

KCS Energy, Inc. Performance Share Award Certificate

ANNEX I

KCS ENERGY, INC.
2005 EMPLOYEE AND DIRECTORS STOCK PLAN
PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (this “Agreement”), is made and entered into on the execution date of the Performance Share Award Certificate to which it is attached (the “Certificate”), by and between KCS Energy, Inc., a Delaware corporation (the “Company”), and the individual (“Participant”) named in the Certificate.

Pursuant to the KCS Energy, Inc. 2005 Employee and Directors Stock Plan (the “Plan”), the Administrator of the Plan has authorized the grant to Participant of the right to earn Performance Shares payable in the form of restricted stock (“Bonus Stock”) of the Company’s Common Stock (the “Award”), upon the terms and subject to the conditions set forth in the Certificate, this Agreement and in the Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Basis for Award. This Award is made pursuant to the Plan for valid consideration provided to the Company by the Participant. By your execution of the Certificate, you agree to accept the Performance Share Award rights granted pursuant to the Certificate and this Performance Share Award Agreement and, contingent on satisfaction of the performance criteria in this Performance Share Award Agreement, to receive some or all of the shares of Bonus Stock of KCS Energy, Inc. designated in the Certificate subject to the terms and restrictions of the Plan, the Certificate and this Performance Share Award Agreement. If the minimum performance criteria are not satisfied at the end of the Performance Period, your Performance Shares will be forfeited.

2.     Performance Share Award. Pursuant to the Plan and subject further to the terms and conditions herein set forth, the Company and Participant enter into this Agreement pursuant to which Participant may earn between 0% and 200% of the target number of Performance Shares specified in the Certificate. Each Performance Share represents the value of one share of the common stock of the Company. Upon the Company's achievement of pre-determined objectives (“Performance Criteria) for the Performance Period specified in the certificate, the Company will pay out to Employee some or all of the Performance Shares in the form of Bonus Stock as hereinafter described. If the minimum Performance Criteria are not satisfied at the end of the Performance Period, your Performance Shares will be forfeited. This Award shall be administered by the Administrator of the Stock Plan, currently the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, and shall operate on the basis of the designated Performance Period. The Committee is authorized to interpret the Performance Criteria and from time to time may adopt such rules, regulations, definitions and forms consistent with the provisions of the Performance Criteria as it may deem advisable to carry out the Performance Criteria.

3.    Vesting of Performance Share Awards. The Performance Share Awards will be paid in the form of Bonus Stock if the Performance Criteria are determined to be satisfied at the end of the Performance Period and the Participant has been continuously employed by the Company or a subsidiary through the end of the Performance Period. If the minimum Performance Criteria are not satisfied, the Performance Share Award will be forfeited at the end of the Performance Period. Any such Bonus Stock that is granted at the end of the Performance Period will be subject to additional forfeiture and transfer restrictions during the one-year period that begins after the end of the Performance Period. The restrictions on transfer shall lapse and the Bonus Stock shall become 100% vested if the participant

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continues to be employed by the Company or a subsidiary for the additional one-year period after the end of the Performance Period.

4.     Calculation of Performance Share Awards. The potential range of Performance Share Awards for the designated Performance Period shall be determined and calculated as follows:

(a)     The Performance Share Award shall be based upon the Company’s Total Stockholder Return as compared to the Total Stockholder Return of the Company’s Peer Group during the Performance Period. For this purpose, Total Stockholder Return will equal a percentage equal to the Change in Stock Value divided by the Beginning Stock Value as described further below. The percentage of the Target Number of Performance Shares specified in the Certificate that will be granted as Bonus Stock will be determined based on the Company’s Total Stockholder Return in comparison to the Total Stockholder Return of the Company’s Peer Group.

(b)     The percentage of the Target Number of Performance Shares that is used to determine the Bonus Stock shall be determined based on the following schedule:

Company’s Percentile Rank in Peer Group	Percentage of Target Number of Performance Shares to be Granted as Bonus Stock
Less than 33rd Percentile Rank	0%

Minimum Threshold - Percentile Rank is equal to or greater than 33rd percentile, but less than 54th percentile	50%

Target - Percentile Rank is equal to or greater than 54th percentile, but less than 80th percentile	100%

Maximum - Percentile Rank is equal to or greater than 80th percentile	200%

(c)     Notwithstanding Section 4(b), no Bonus Stock will be payable unless the Total Stockholder Return during the Performance Period equals or exceeds six percent (6%) per annum.

(d)    For purposes of this Section 4:

1.     “Beginning Stock Value” shall mean $100, invested in common stock at the average closing price on the New York Stock Exchange, American Stock Exchange or Nasdaq, as the case may be, of one share of common stock during each trading day in the 30 calendar day period immediately preceding the first day of the Performance Period.

2.     “Change in Stock Value” shall mean the Ending Stock Value minus the Beginning Stock Value.

3.     “Ending Stock Value” shall mean the average closing price on the New York Stock Exchange, American Stock Exchange or Nasdaq, as the case may be, of one share of common stock during each trading day in the 30 calendar day period immediately preceding the last day of the Performance Period, multiplied by the sum of the number of shares represented by the Beginning Stock Value initial $100 investment plus such additional shares resulting from all dividends paid on common stock during the Performance Period being treated as though they are reinvested on the applicable ex-dividend dates at the applicable closing price on such dates. Shares used in determining Total Stockholder Return shall be appropriately adjusted for stock splits and stock dividends during the Performance Period.

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5.     Peer Companies. For the Performance Period, the following companies are the Peer Companies to be used to determine the Company’s Percentile Rank based on Total Stockholder Return:

(a)     Comstock Resources (CRK)

(b)     Encore Acquisition (EAC)

(c)     Energy Partners Limited (EPL)

(d)     Meridian Resource (TMR)

(e)     Penn Virginia (PVA)

(f)     St. Mary Land & Exploration (SM)

(g)     Stone Energy Corporation (SGY)

(h)     Swift Energy Company (SFY)

(i)         Whiting Petroleum Company (WLL)

(j)      Petrohawk Energy Corporation (HAWK)

In the event that a company in the Peer Group is no longer in existence or does not have a class of common stock that is listed on the New York Stock Exchange, American Stock Exchange or Nasdaq on the last day of the Performance Period, such company shall be removed from the Peer Group; the Committee may, in its sole discretion, replace such company with another company of its choosing or reduce the size of the Peer Group. The Committee also may, in its sole discretion, remove or replace with another company of its choosing or reduce the size of the Peer Group in the event a company in the Peer Group merges with or is acquired by another company, including another Peer Group company.

6.     Payout of Award. The payment of Bonus Stock in settlement of Performance Share Awards earned for the Performance Period will only be issued to Participant as soon as practicable following the Committee’s formal review and certification of the actual Total Stockholder Return and Percentile Rank performance results of the Company and the Peer Group for the Performance Period.

7.     Payments in Event of Termination.

(a)     In the event Participant terminates employment with the Company for any reason (other than an event described in Section 7(b) hereof) prior to the end of the Performance Period and the date of payment of a Performance Share Award, no Bonus Stock shall be due hereunder. Any unvested Performance Share Award shall be forfeited and shall be added to the share reserve under the Stock Plan.

(b)     Notwithstanding the provisions of Section 7(a), in the event Participant terminates employment with the Company prior to the last day of a Performance Period on account of death, Disability or Retirement or a Change in Control Termination, the Participant (or the Participant’s beneficiary or estate in the event of the Participant’s death) will be entitled to a fully vested Prorated Award without regard to any requirement that the participant continue to be employed through the one year period following the last day of the Performance Period. A “Change in Control Termination” means an involuntary termination of a participant’s employment by the Company, other than for Cause, that occurs following a Change in Control during either the Performance Period or the one year vesting period following the end of the Performance Period.

(c)     For purposes of determining the percentage of the Target Number of Performance Shares that is used to determine a Prorated Award, the prorated actual performance will be

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used for any full calendar year completed by the Participant and for the remaining period it shall be assumed that the Company’s Percentile Rank is equal to or greater than 54th percentile, but less than 80th percentile and that the Participant is entitled to Bonus Stock equal to 100% of the Target Grant Level for any calendar year portion of the Performance Period in which Participant is employed for less than the full calendar year. For example, in 2007 a Change in Control Termination occurs. The Percentile Rank for 2006 will be determined based on 2006 Total Stockholder Return and the percentage of the Target Grant Level that is used to determine the Bonus Stock will be determined based on 2006 Percentile Rank multiplied by 1/3. The remaining percentage of the Target Grant Level that is used to determine the Bonus Stock will be calculated based on 100% of the Target Grant Level multiplied by 2/3.

(d)     If a Change in Control Termination occurs during the one-year vesting period that begins after the end of the Performance Period, then the Bonus Stock shall become fully vested and will not be subject to restrictions on transfer.

8.     Compliance with Laws and Regulations. The issuance and transfer of Common Stock shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer.

9.     Tax Withholding.

(a)     Participant agrees that, no later than the first to occur of (i) the date as of which the restrictions on the Bonus Stock shares shall lapse or (ii) the date required by Section 5(b) below, Participant shall pay to the Company (in cash or to the extent permitted by the Administrator, by tendering Company Stock held by the Participant, including Bonus Stock held in escrow that becomes vested (“Share Withholding”), with a Fair Market Value on the date the Bonus Stock vests equal to the amount of Participant’s minimum statutory tax withholding liability, or to the extent permitted by the Administrator, a combination thereof) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Bonus Stock for which the restrictions shall lapse. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the shares of such Company Stock. Payment of the tax withholding by a Participant who is an officer, director or other “insider” subject to Section 16(b) of the Exchange Act by tendering Company Stock or in the form of Share Withholding is subject to pre-approval by the Administrator, in its sole discretion, in a manner that complies with the specificity requirements of Rule 16b-3 under the Exchange Act. The information required to comply with the specificity requirements of Rule 16b-3 under the Exchange Act shall include the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Award involved in the transaction.

(b)     Participant may elect, within thirty (30) days of the transfer by the Company to the Participant of the Bonus Stock, to include in gross income for federal income tax purposes an amount equal to the Fair Market Value of the Bonus Stock granted hereunder pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. In connection with any such Section 83(b) election, Participant shall pay to the Company, or make such other arrangements satisfactory to the Administrator to pay to the Company based on the Fair Market Value of the Bonus Stock on the transfer date (after the Committee certification), any federal, state or local taxes required by law to be withheld with respect to such Shares at the time of such election. If Participant fails to make such payments, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state or local taxes required by law to be withheld with respect to such Bonus Stock.

10.     No Right to Continued Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company to terminate the Participant’s service at any time. In the event Participant’s employment with the Company is terminated by the Company, by Participant or as a result of Participant’s death or disability (unless the acceleration provisions of Section 3 are applicable), no unvested shares of Common Stock shall become vested after such termination of employment.

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11.     Representations and Warranties of Participant. Participant represents and warrants to the Company that:

(k)     Agrees to Terms of the Plan. Participant has received a copy of the Plan and has read and understands the terms of the Plan, the Certificate and this Agreement, and agrees to be bound by their terms and conditions. Participant acknowledges that there may be adverse tax consequences upon the vesting of Bonus Stock or disposition of the shares of Common Stock once vested, and that Participant should consult a tax advisor prior to such time.

(l)     SEC Rule 144. Participant understands that Rule 144 promulgated under the Securities Act may indefinitely restrict transfer of the Common Stock awarded as Bonus Stock so long as Participant remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.

12.     Compliance with U.S. Federal Securities Laws. Participant understands and acknowledges that notwithstanding any other provision of the Agreement to the contrary, the vesting and holding of the Common Stock awarded as Bonus Stock is expressly conditioned upon compliance with the Securities Act and all applicable federal and state securities laws. Participant agrees to cooperate with the Company to ensure compliance with such laws.

13.     Forfeiture of Unvested Stock. Unless otherwise provided in an employment agreement the terms of which have been approved by the Administrator, if unvested Common Stock (“Unvested Shares”) standing in the name of Participant on the books of the Company does not become vested on or before the expiration of the period during which the applicable vesting conditions must occur, such Unvested Shares shall be automatically forfeited and cancelled as outstanding shares of Common Stock immediately upon the occurrence of the event or time period after which such Unvested Shares may no longer become vested.

14.     Restrictions on Unvested Shares.

(m)     Deposit of the Unvested Shares. Participant shall deposit all of the Unvested Shares with the Company to hold until the Unvested Shares become vested, at which time such vested shares shall no longer constitute Unvested Shares. Participant shall execute and deliver to the Company, concurrently with the execution of this Agreement blank stock powers for use in connection with the transfer to the Company or its designee of Unvested Shares that do not become vested. The Company will deliver to Participant the Stock Certificate for the shares of Common Stock that become vested upon vesting of such shares.

(n)     Restriction on Transfer of Unvested Shares. Participant shall not transfer, assign, grant a lien or security interest in, pledge, hypothecate, encumber or otherwise dispose of any of the Unvested Shares, except as permitted by this Agreement.

15.     Adjustments. The number of Performance Shares and Unvested Shares attributable to Bonus Stock shall be automatically adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchanges of shares or other similar event affecting the Company’s outstanding Common Stock subsequent to the date of this Agreement. If Participant becomes entitled to receive any additional shares of Common Stock or other securities (“Additional Securities”) in respect of the Unvested Shares, the total number of Unvested Shares shall be equal to the sum of (i) the initial Unvested Shares; and, (ii) the number of Additional Securities issued or issuable in respect of the initial Unvested Shares and any Additional Securities previously issued to Participant.

16.     Restrictive Legends and Stop-Transfer Orders.

(o)     Legends. Participant understands and agrees that the Company will place the legends set forth below or similar legends on any stock certificate(s) evidencing the Common Stock, together with any other legends that may be required by state or U.S. Federal securities

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laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between Participant and the Company or any agreement between Participant and any third party:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, AS SET FORTH IN A PERFORMANCE SHARE AWARD AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

(p)     Stop-Transfer Instructions. Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(q)     Refusal to Transfer. The Company will not be required (i) to transfer on its books any shares of Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares have been so transferred.

17.     Modification. This Agreement may not be modified except in writing signed by both parties.

18.     Plan. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms herein which are defined in the Plan have the same definitions as provided in the Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

19.     Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Plan Administrator for review. The resolution of such a dispute by the Plan Administrator shall be final and binding on the Company and Participant.

20.     Entire Agreement. The Plan and the Certificate are incorporated herein by reference. This Agreement, the Certificate and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exist between the nondiscretionary terms and conditions of this Agreement, the Certificate and the Plan, the Plan shall govern and control.

21.     Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated on the signature page hereof or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one (1) business day after deposit with any return receipt express courier (prepaid); or (d) one (1) business day after transmission by facsimile or telecopier.

22.     Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

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23.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

24.     Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Award or disposition of the Bonus Stock and that Participant should consult a tax advisor prior to such exercise or disposition.

25.     Prohibitions on Transfer and Hedging. Rights to acquire shares of Common Stock under this Agreement shall not be transferable by the Participant except by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to any Bonus Stock to which the Participant would otherwise be entitled to under this Agreement. During the period that this Award is outstanding or Bonus Stock awarded hereunder is subject to restrictions, Participant covenants and agrees not to engage in any short sale, pledge, transfer, hedging or other derivative transaction involving the future right to Bonus Stock under this Agreement and hereby acknowledges that any violation of this covenant will result in a forfeiture of the Bonus Stock and the Company’s right to recover any profits recognized directly or indirectly in connection with such restricted transactions.

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EXHIBIT A

KCS Energy, Inc. 2005 Employee and Directors Stock Plan